
                                                                EXHIBIT (p)(xv)

                                   APPENDIX I

                              BOSTON ADVISORS, INC.

                                 CODE OF ETHICS

                       (AS AMENDED EFFECTIVE MAY 1, 2003)

                     EMPLOYEE:              <<EMPLOYEE>>

                     EMPLOYEE STATUS:       <<STATUS_TYPE>>

                     CODE NUMBER:           <<POLICY_>>

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                                TABLE OF CONTENTS
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I.       INTRODUCTION......................................................................................    1

II.      STATEMENT OF GENERAL POLICY.......................................................................    3

III.     EMPLOYEE INVESTING AND REPORTING..................................................................    4
         3.1      Employee Investing.......................................................................    4
         3.2      Employee Trading in Equity Securities of the MONY Group, Inc....................             4
         3.3      Employee Trading in Listed Options of the MONY Group, Inc. .......................           4

IV.      REPORTING OF INVESTMENT TRANSACTIONS AND HOLDINGS.................................................    5
         4.1      Monthly Investment Activity Report.......................................................    5
         4.2      Annual Investment Holdings Report........................................................    5
         4.3      Initial Personal Holdings Report.........................................................    6
         4.4      Review of Reports by Designated Officer..................................................    6
         4.5      Pre-clearance of Trades..................................................................    6

V.       GENERAL RESTRICTIONS AND PROHIBITED ACTIVITIES....................................................    6
         5.1      General..................................................................................    6
         5.2      Acceptance of Gifts......................................................................    6
         5.3      Public Company Board Service and Other Affiliations......................................    6

VI.      SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES...............................    7
         6.1      Trading on Inside Information............................................................    7
         6.2      Competing with Client Trades.............................................................    8
         6.3      Personal Use of Client Trading Knowledge.................................................    8
         6.4      Disclosure of Client Trading Knowledge...................................................    8
         6.5      Transacting in Securities Under Consideration, Recently Traded or Pending Execution......    8
         6.6      Initial Public Offerings and Private Placements..........................................    8

                                      - i-

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
         6.7      Futures and Related Options..............................................................    8
         6.8      Investment Company Clients...............................................................    9

VII.     ADDITIONAL RESTRICTIONS APPLICABLE TO INVESTMENT COMPANY EMPLOYEES................................    9
         7.1      Good Until Canceled and Limit Orders.....................................................    9
         7.2      Investment Company Employee Seven-Day Blackout...........................................    9
         7.3      Pre-clearance............................................................................   10

VIII.    SECURITIES EXEMPT FROM PRE-CLEARANCE REQUIREMENTS AND SUBSTANTIVE TRADING RESTRICTIONS............   10
         8.1      Exempt Securities........................................................................   10
         8.2      Exempt Transactions......................................................................   11
         8.3      High-Risk Trading Activities.............................................................   11

IX.      AWARENESS OF RECORDKEEPING REQUIREMENTS...........................................................   12

X.       MISCELLANEOUS.....................................................................................   12
         10.1     Confidentiality..........................................................................   12
         10.2     Annual Certification of Compliance.......................................................   12

XI.      GLOSSARY OF TERMS.................................................................................   13

                              BOSTON ADVISORS, INC.

                                 CODE OF ETHICS

I.       INTRODUCTION

         The Code of Ethics ("Code") of Boston Advisors, Inc. intends to prevent and detect circumstances involving an Employee(s) where potential or actual conflicts of interest or unethical conduct or appearance of the same may occur. This Code governs personal investing, securities transactions and related activities by Boston Advisors personnel, and in some circumstances by their family members and others in a similar relationship to Boston Advisors personnel. Boston Advisors does not suppose that it can create policies to address every situation, therefore Boston Advisors requires you to conduct yourself in a manner to ensure that the spirit of this Code is maintained. It is your responsibility to read this Code and the attached exhibits carefully and understand the provisions that apply to you.

         Questions related to this Code should be directed to the Designated Officer, the President of Boston Advisors and then the Advest Group, Inc. legal department in that order. Should one believe, or have any reason to believe, that a violation of the Code has occurred or is about to occur, that person should contact the Designated Officer. Often, a single question can forestall disciplinary action, sanctions or complex legal problems.

         The provisions and rules that apply will vary in certain cases depending upon your role at Boston Advisors and the types of clients that you service. You must also follow certain procedural requirements designed to enforce and verify compliance with the Code. The Code also provides for sanctions for violations of either substantive or procedural requirements. Sanctions may range from warnings and fines to suspension or termination of employment, and, in some cases, to referral to regulatory agencies for civil or criminal proceedings against the individual involved. Note that technical compliance with the Code will not automatically insulate you from sanctions that may arise from violating its provisions.

         This Code will be interpreted by members of senior management of Boston Advisors in a manner considered fair and equitable, but in all cases from the perspective of placing its clients' interests first. This Code is intended solely for internal use by the Employees, officers & directors of Boston Advisors and does not constitute evidence that conduct violating this Code violates any federal or state securities laws. Boston Advisors does not intend for this Code to give rise to private rights of action that would not exist in the absence of this Code.

         Certain capitalized terms have special meaning in this Code. The application of a particular Code requirement to you may hinge on the elements of the definition of these terms. See the Glossary of Terms for definitions of these terms (Section XI). In order to have a basic understanding of the Code, however, you must have an understanding of the terms "Security" and "Beneficial Ownership" as used in the Code (included at the end of this section).

         "A SECURITY"(1) means any type of equity or debt instrument (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depositary receipts, put and call options, warrants, convertible securities and securities indices). For purposes of the Code a Security does not include:

         - Shares of registered open-end investment companies (mutual funds), including exchange traded open-end funds ("ETFs");

         -        U.S. Government securities;

         -        Bankers' acceptances, bank certificates of deposit;

         -        Commercial paper;

         -        Repurchase agreements; or

         -        Other money market instruments.

         "BENEFICIAL OWNERSHIP" is defined as: a direct or indirect "pecuniary interest" that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. The term "pecuniary interest" in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Security whether or not the Security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of SEC rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

         -        Ownership of a Security by your spouse or minor children;

         - Ownership of a Security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

         - Your share ownership, partnership interest or similar interest in the portfolio Securities held by a corporation, general or limited partnership or similar entity you control;

         - Your right to receive dividends or interest from a Security even if that right is separate or separable from the underlying Securities; or

         - Your right to acquire a Security through the exercise or conversion of a "derivative."

NOTE : one is presumed to have a Beneficial Ownership in any Security held by family members who share a household. In certain unusual cases this presumption will not apply if the Designated Officer determines, based on all of the relevant facts, that the attribution of these family members' Security transactions to you is not applicable. However, you must have the Designated Officer make that determination in advance. In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the Securities and transactions of the other.

--------------------
(1) Shares of closed-end funds, municipal obligations and securities issued by agencies and instrumentalities of the U.S. Government (e.g., GNMA obligations) are Securities.

II.      STATEMENT OF GENERAL POLICY

         Boston Advisors seeks to foster a reputation for integrity and the highest standards of professionalism. The confidence and trust placed in us by our clients is something we value and strive to protect. Boston Advisors policy is to at all times place the interests of its clients first. To further that goal, Boston Advisors has created this Code to reassure that none of its personnel shall engage in any act, practice or course of conduct that would violate the fiduciary duty owed by Boston Advisors and its personnel to our clients in accordance with various securities acts(2).

         Without limiting in any manner the fiduciary duty owed by Boston Advisors personnel to clients, Boston Advisors considers it proper that our personnel be allowed to purchase and sell Securities in the marketplace that are owned by our clients; provided that such Securities transactions comply with the spirit of and the specific restrictions and limitations set forth in this Code. Boston Advisors believes this approach not only encourages investment freedom and results in investment experience, but also fosters a continuing personal interest in such investments by those responsible for the supervision of Boston Advisors' clients' portfolios.

         Employees of Advest, Inc. should be aware that they are also subject to the policies and guidelines set forth in Advest's Policies and Procedures Guide, a copy of which is available through the Advest Intranet via the Compliance Department Tab on the Home Page. Should one believe that a conflict is to or has arisen between a provision of this Code and that of the Advest Policies and Procedures Guide, one must immediately contact the Designated Officer.

         - Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the Designated Officer may deem appropriate under the circumstances of the particular violation, as well as the violator's past history of violations. Violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will be considered in one or more of the most severe violations regardless of the violator's history of prior compliance.

         - Sanctions may include, but are not limited to: a warning, a letter of caution, a fine, disgorgement of profits generated or payment of losses avoided, restitution to an affected client, suspension of personal trading privileges, suspension of employment without pay, demotion, termination of employment, referral to the SEC or other civil authorities or trade groups, referral to criminal authorities.

         In applying sanctions the Designated Officer will be directed by guidelines established by senior management from time to time, setting forth suggested sanctions for specific types of violations, including a schedule of escalating penalties for repeat violations in some areas.

----------------------
(2) Section 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 17j-1 there under.

III.     EMPLOYEE INVESTING AND REPORTING

         3.1 EMPLOYEE INVESTING. Personal investing and securities transactions (and in some cases, those of your family members and others in a similar relationship to you) and related activities must be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility. Securities transactions should be made in amounts that are consistent with your normal investment practices and with an investment outlook rather than a trading outlook. You must not take advantage of your position with or on behalf of any our clients, i.e.:

         - No person to whom this Code is applicable should knowingly place his or her own interests ahead of those of Boston Advisors and its clients;

         - No Person to whom this Code is applicable should use knowledge of transactions by Boston Advisors or its respective clients to his or her profit or advantage;

         - No Person should conduct his/her personal investing and securities transactions in such a manner that the amount of time dedicated to personal investing and securities transactions is at the expense of time that should be devoted to management of a client's portfolio.

         3.2 EMPLOYEE TRADING OF MONY GROUP, INC., EQUITY SECURITIES. The following "black-out" period applies to any Boston Advisor Employee trading in MONY securities. Employee trading includes transactions in Employees' personal accounts, accounts in which Employees have a financial interest, and accounts for which Employees have trading authority.

         - Employee trading in equity securities of MONY (MNY) is restricted for a four week period immediately preceding, and extends through the first business day following, the release of a quarterly or annual earnings reported by MONY. If earnings are released on the third Thursday after the last day of the reporting period, the restriction period begins four weeks before that day and ends on the close of the next business day.

         - As an illustration, MONY's fourth quarter report was released on Thursday, February 8, 2001. Consequently, Employee trading was restricted on January 11, 2001, which is four weeks prior to the release date, and was not permitted until the Monday, February 12, 2001. (Please note, no Employee trading is allowed until the General Counsel's Office at MONY Group, Inc., announces the end of the black-out period.)

         - Finally, all good-till-cancel orders for MONY's equity securities will be cancelled at the beginning of each black-out period.

         3.3      EMPLOYEE TRADING IN LISTED OPTIONS FOR MONY GROUP, INC. STOCK
(MNY) You may not sell a call option or purchase a put option unless you own the underlying securities at the time of the transaction. Purchases of call options or sales of put options are permitted only to close out existing positions in those options and not as part of a pattern of frequent or speculative trading. In addition, contracts for these instruments may not be entered into or voluntarily exercised during blackout periods.

IV.      EMPLOYEE REPORTING OF TRANSACTIONS AND HOLDINGS

         Each Employee is responsible under the provisions of the Code to disclose to Boston Advisors its personal securities transactions and holdings. Pre-approved reports will be provided to the Employee.

         4.1 MONTHLY INVESTMENT ACTIVITY REPORT. Each Employee must file dated reports with and acceptable to the Designated Officer of all Security transactions including any Beneficial Ownership of a Security, whether or not such Security transactions were pre-cleared or subject to pre-clearance. A Report must be filed even if no transactions occurred for the period and is due 10 calendar days after the end of each month. The report must contain the following information:

         Securities where the Employee has Direct Ownership:

         - the date of each transaction, the name of the issuer, the interest rate and maturity date (if applicable), title, class and number of shares or units, and the principal amount of each Security involved;

         - the nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition);

         -        the price at which each transaction was effected; and

         - the name of the broker, dealer or bank with or through whom each transaction was effected.

         Securities where the Employee has Beneficial Ownership:

         - the name of the broker, dealer or bank with which the account was established; and

         -        the date the account was established.

         4.2 ANNUAL INVESTMENT HOLDINGS REPORT. Each Employee must file a Holdings Report as of January 15h of each year, acceptable to the Designated Officer, listing the personal Securities holdings including Securities in which such Employee has Beneficial Ownership or over which such Employee has direct or indirect influence or control for the period ended December 31st of the previous year and which contains the following information:

         - the title and number of shares or principal amount so owned or controlled;

         - the name of any broker/dealer, or bank maintaining the account in which such Security is held; and

         -        the date the report is submitted.

         4.3 INITIAL PERSONAL HOLDINGS REPORT. Within 10 days after becoming an Employee, each Employee must file with the Designated Officer an Initial Personal Holdings Report acceptable to the Designated Officer of all Securities of such Securities in which such Employee has a Beneficial Ownership or as to which such Employee has direct or indirect influence or control. The information must be as of the date the person became an Employee. In each case, this report must contain the following information as to each such Security:

         - the title and number of shares or principal amount so owned or controlled;

         - the name of any broke/dealer, or bank maintaining the account in which such Security is held; and

         -        the date the report is submitted.

         4.4 REVIEW OF REPORTS BY DESIGNATED OFFICER. The Designated Officer shall establish procedures for the review of the information required to be compiled under this Code regarding transactions and holdings of an Employee.

         4.5 PRE-CLEARANCE OF TRADES. Employees that are designated as Investment Company Employee must pre-clear personal Securities transactions. SEE
SECTION 7.3.

V.       GENERAL RESTRICTIONS AND PROHIBITED ACTIVITIES

         5.1 GENERAL. As a Boston Advisors Employee, your personal Securities trading, outside affiliations and acceptance of gifts are subject to restrictions, and in some cases, prohibitions. Certain of these activities, such as competing with client trades and making personal use and benefit from client trades, are obviously unethical, and the basis for prohibitions on these activities is self evident. Others, such as purchases of initial public offerings and private placements, and public company board service, are restricted because they present actual or perceived conflicts of interest.

         5.2 ACCEPTANCE OF GIFTS. No Employee shall accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of Boston Advisors without obtaining prior written approval of the Designated Officer. The Designated Officer may, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction.

         5.3 PUBLIC COMPANY BOARD SERVICE AND OTHER AFFILIATIONS. No Employee may serve on the board of directors of any publicly traded company, absent prior written approval by the Designated Officer.

VI.      SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES

In addition to the Restrictions in Section V, the following are substantive prohibitions and restrictions on your personal trading and related activities. Please note that different types of prohibitions and restrictions apply to different types of personnel.

         6.1 TRADING ON INSIDE INFORMATION. Trading Securities while in possession of Material, Nonpublic Information or improperly communicating that information to others exposes an offender to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring an offender from the Securities industry. Finally, an offender may be sued by investors seeking to recover damages for insider trading violations.

         Regardless of whether a government inquiry occurs, however, any violation of this Insider Trading Policy is viewed extremely seriously by Boston Advisors. Such violations constitute grounds for disciplinary sanctions, including dismissal. This Insider Trading Policy is drafted broadly and will be applied and interpreted in a similar manner.

         Before executing any trade for yourself or another person, including another Client of Boston Advisors, you must determine whether you have access to Material, Nonpublic Information. If you think you might have access to Material, Nonpublic Information, you should take the following steps:

         - Report the information and proposed trade immediately to a Designated Officer or the Advest Group, Inc. legal department;

         - Do not purchase or sell the Securities on behalf of yourself or others, including other clients of Boston Advisors; and

         - Do not communicate the information inside or outside Boston Advisors, other than to a Designated Officer or the Advest Group, Inc. legal department.

After a Designated Officer and/or the Advest Group, Inc. legal department has reviewed the issue, the appropriate officer of Boston Advisors will determine whether the information is Material and Nonpublic and, if so, what action Boston Advisors should take.

         - NO Employee of Boston Advisors may purchase or sell any Security while in possession of Material, Nonpublic Information concerning the Security.

         - NO Employee of Boston Advisors that knows of Material, Nonpublic Information may communicate that information to any other person.

         - NO Employee of Boston Advisors that knows of Material, Nonpublic Information may recommend trading in Securities, or otherwise cause the purchase or sale of any Security, about which he or he has Material, Nonpublic Information.

         6.2 COMPETING WITH CLIENT TRADES. NO Employee may, directly or indirectly, purchase or sell a Security in such a way that the Employee knew, or reasonably should have known, that such a Security transaction competes in the market with any actual or considered Security transaction for any client of Boston Advisors or otherwise personally acts to injure any of our client's Security transactions.

         6.3 PERSONAL USE OF CLIENT TRADING KNOWLEDGE. No Employee may use the knowledge of Securities purchased or sold by any client of Boston Advisors or Securities being considered for purchase or sale by any client of Boston Advisors to profit personally, directly or indirectly, by the market effect of such transactions.

         6.4 DISCLOSURE OF CLIENT TRADING KNOWLEDGE. No Employee may, directly or indirectly, communicate to any person who is not an Employee or other approved agent of Boston Advisors (e.g., legal counsel) any non-public information relating to any client any issuer of any Security owned by any client, including, without limitation, the purchase or sale or considered purchase or sale of a Security on behalf of any client of Boston Advisors, except to the extent necessary to comply with applicable law or to effectuate Securities transactions on behalf of the client of Boston Advisors. The foregoing is not intended to preclude appropriately authorized officers of Boston Advisors from discussing with the media Boston Advisors' views on the markets in general or any specific issuer as long as no client specific information is disclosed.

         6.5 TRANSACTING IN SECURITIES UNDER CONSIDERATION, RECENTLY TRADED OR PENDING EXECUTION. No Employee may, directly or indirectly, knowingly execute a personal Securities transaction on a day during which: (a) the same Security is being considered for purchase or sale by a client; or (b) the same Security is the subject of a pending "buy" or "sell" order, until that Security ceases being considered for purchase or sale or the buy or sell order is executed or withdrawn. Portfolio Managers and portfolio team members will be presumed to know of any transaction conducted that day for any account that is managed by them. All Employees will be presumed to know that a Security may be subject to client trading during the 48 business hours after the Security is added to a recommended or restricted list.

         6.6 INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS. Without obtaining prior written approval from the Designated Officer, no Employee may, directly or indirectly, purchase any Security sold in an Initial Public Offering or pursuant to a Private Placement Transaction.

In considering such a request from an Employee, the Designated Officer will take into account, among other considerations, whether the investment opportunity should be reserved for Boston Advisors clients, whether the opportunity is being offered to you by virtue of your position at Boston Advisors and whether the opportunity is likely to present actual or perceived conflicts of interest with Boston Advisors' duties to its clients. It should be understood that approval of these transactions will be given only in special circumstances, and normally will be denied.

         6.7 FUTURES AND RELATED OPTIONS. Without the prior approval of the Designated Officer, no Employee shall use futures or related options on a Security to evade the restrictions of this Code. In other words, no Employee may use futures or related options transactions with respect to a Security if this Code would prohibit taking the same position directly in the Security.

         6.8 INVESTMENT COMPANY CLIENTS. With respect to an investment company client, it shall be unlawful for any Employee to engage in the following conduct with respect to a "Security held or to be acquired" by the investment company:

         - To employ any device, scheme or artifice to defraud the investment company.

         - To make any untrue statement of material fact to the investment company or omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading.

         - To engage in any act, practice or course of business that operates or could operate as a fraud or deceit on the investment company.

         - To engage in any manipulative practice with respect to the investment company.

         - For purposes of this section, a "Security held or to be acquired by" an investment company means any Security which, within the most recent 15 days (i) is or has been held by the investment company or (ii) is being or has been considered by the investment company or Boston Advisors for purchase by the investment company.

VII.     ADDITIONAL RESTRICTIONS APPLICABLE TO INVESTMENT COMPANY EMPLOYEES

         7.1 GOOD UNTIL CANCELED AND LIMIT ORDERS. No Investment Company Employee shall place any good until canceled or limit order with any broker that is subject to Pre-clearance pursuant to SECTION 7.3.

         7.2 INVESTMENT COMPANY EMPLOYEE SEVEN-DAY BLACKOUT. No Investment Company Employee shall, directly or indirectly, purchase or sell any Security in which he or she has, or by reason of such purchase acquires, any Beneficial Ownership within a period of seven (7) calendar days before (unless the Investment Company Employee in good faith did not know at such time that the Security was being considered for purchase or sale) and after the client with respect to which he or she is an Investment Company Employee has purchased or sold such Security.

Explanatory Note: The "seven days before" element of this restriction is based on the premise that an Investment Company Employee can normally be expected to know, when he or she is effecting a personal trade, whether any Investment Company client as to which he is designated an Investment Company Employee will be trading in the same Security seven days later. An Investment Company Employee has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trade will cause a prior personal trade to be considered in apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

         7.3 PRE-CLEARANCE. All Investment Company Employee must pre-clear with the Designated Officer all personal Security transactions in which he or she has or would acquire Beneficial Ownership. Any transaction approved pursuant to the Pre-clearance request procedure must be executed by the end of the trading day on which it is approved unless the Designated Officer extends the Pre-clearance for an additional trading day. If the Investment Company Employee's trade has not been executed by the end of the same trading day (or the next trading day in the case of an extension), the "Pre-clearance" will lapse and the Investment Company Employee may not trade without again seeking and obtaining Pre-clearance of the intended trade.

         Pre-clearance requests will be accepted and responded to only during hours specified by the Designated Officer from time to time. Generally pre-clearance will be denied:

         - IF Boston Advisors has an unfilled order for an investment company client in that Security or the Security is otherwise being considered for purchase or sale by an investment company client; or

         - IF the trade is otherwise prohibited under the substantive rules set forth this Code.

         If an Investment Company Employee has actual knowledge that a requested transaction is nevertheless in violation of this Code, approval of the request will not protect the Investment Personnel from being considered in violation of the Code.

VIII.    SECURITIES EXEMPT FROM PRE-CLEARANCE AND SUBSTANTIVE TRADING
         RESTRICTIONS

         8.1 EXEMPT SECURITIES. Transactions in the following types of Securities are exempt from the substantive trading restrictions, and the Pre-clearance provisions of Section 7.3 above but not the reporting requirements of this Code:

         - Foreign unit investment trusts as to which entity's investment portfolio the Employee has no direct or indirect influence or control (other than open-ended registered investment companies, shares of which are not considered "Securities" at all for these purposes);

         - Bonds issued or guaranteed by any sovereign government that is a member of the Organization for Economic Cooperation and Development or their agencies or authorities or supra-national issuers (other than U.S. Government Securities which are not considered "Securities" at all for these purposes);

         - Securities of small, private businesses owned or operated by the family of the Employee;

         - "Index baskets," ETFs and options, futures or other derivatives in each case tied to recognized broad market indices.

         8.2 EXEMPT TRANSACTIONS. The following types of transactions are exempt only from the trading restrictions, and the Pre-clearance requirements, and not the reporting requirements of this Code:

         - SECURITY TRANSACTIONS WITH A VALUE OF $10,000 OR LESS, IN A SECURITY WITH A MARKET CAPITALIZATION OF $3 BILLION or more are determined to be de minimus under procedures established by the Designated Officer. In the absence of other procedures, trades (or a series of related trades) will be considered de minimus;

         - PURCHASES OR SALES OF SECURITIES FOR AN ACCOUNT OVER WHICH YOU HAVE NO DIRECT OR INDIRECT INFLUENCE OR CONTROL, such as an account under full discretionary management with an SEC registered investment adviser;

         - PURCHASES OR SALES OF SECURITIES WHICH OCCUR AS A RESULT OF OPERATION OF LAW, OR ANY MARGIN CALL (provided such margin call does not result from your withdrawal of collateral within 10 days before the call);

         - PURCHASES OF SECURITIES WHICH ARE PART OF AN AUTOMATIC DIVIDEND REINVESTMENT PLAN, AUTOMATIC PAYROLL DEDUCTION PROGRAM, AUTOMATIC CASH PURCHASE OR WITHDRAWAL PROGRAM or other similar automatic transaction program, however, only to the extent you have made no voluntary adjustment (up or down) in the rate at which you purchase or sell;

         - PURCHASES OF SECURITIES MADE BY EXERCISING RIGHTS DISTRIBUTED BY AN ISSUER pro rata to all other holders of a class of its Securities or other interests to the extent such rights were acquired by you from the issuer and sales of such rights so acquired;

         - CERTAIN TENDERS OF SECURITIES PURSUANT TO TENDER OFFERS which are expressly conditioned on the tender offeror's acquisition of all of the Securities of the same class;

         - TRANSACTIONS IN SECURITIES BY A FAMILY MEMBER IF: a.) the Designated Officer has specifically exempted the Family Member from Boston Advisors' trading restrictions and Pre-clearance requirements; b.) you have no direct or indirect influence or control over the transaction; c.) the transactions are effected solely through an account separate from your account.

         8.3 HIGH-RISK TRADING ACTIVITIES. Certain high-risk trading activities, if used in the management of a personal trading portfolio, are risky not only because of the nature of the Securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as options contracts to purchase ("call") or sell ("put") Securities at certain predetermined prices. Persons to whom this Code is applicable should understand that short sales and trading in derivative instruments involve special risks - - derivative instruments, for example, ordinarily have greater price volatility than the underlying Security. The fulfillment of the obligations owed to Boston Advisors by each person to whom this Code is applicable may heighten those risks. For example, if Boston Advisors becomes aware of Material, Nonpublic Information about the issuer of the underlying Securities, persons to whom this Code is applicable may find themselves "frozen" in a position in a derivative security. Boston Advisors will not bear any losses resulting in personal accounts through the implementation of this Code. If you have any questions, contact a Designated Officer or the Advest Group, Inc. legal department before you trade.

IX.      AWARENESS OF RECORDKEEPING REQUIREMENTS

         Boston Advisors is required to maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Each Employee shall cooperate with Boston Advisors to meet its reporting requirements. Currently, Boston Advisors is required by law to maintain and preserve in an easily accessible place:

         - a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five years) for a period of five years;

         - a record of any violation of this Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

         - a copy of each report (or information provided in lieu of a report) submitted under this Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

         - a list of all persons who are, or within the past five years were, required to make, or were responsible for reviewing, reports pursuant to this Code;

         - a copy of each report provided to any Investment Company as required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved in an easily accessible place; and

         - a written record of any decision, and the reasons supporting any decision, to approve the purchase by an Employee of any Security in an Initial Public Offering or Private Placement Transaction for a period of five years following the end of the fiscal year in which the approval is granted.

X.       MISCELLANEOUS

         10.1 CONFIDENTIALITY. All information obtained from any Employee hereunder will normally be kept in strict confidence by Boston Advisors. Nevertheless, reports of Securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in Boston Advisors' discretion be made available to other civil and criminal authorities.

         10.2 ANNUAL CERTIFICATION OF COMPLIANCE. Boston Advisors will distribute a certification form to each Employee which must be completed annually (by paper or electronic means specified by the Designated Officer from time to time) that he or she (i) has read and understands this Code and recognizes that he or she is subject hereto, (ii) has complied with the requirements of this Code of Ethics and (iii) has disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

XI.      GLOSSARY OF TERMS

         "ADVISORY PERSON" USED ONLY IN THE DEFINITION OF INVESTMENT COMPANY EMPLOYEE. means (i) every Employee of Boston Advisors (or of any company in a Control relationship to Boston Advisors), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by Boston Advisors on behalf of clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) every natural person in a Control relationship to Boston Advisors who obtains information concerning recommendations made to a client with regard to the purchase or sale of a Security; and (iii) any other Employee designated by the Designated Officer as an Advisory Person under this Code.

         Advisory Person also includes any independent contractor or similar person engaged by Boston Advisors designated as such by the Designated Officer as a result of such person's access to information about the purchase or sale of Securities by Boston Advisors on behalf of clients (by being present in Boston Advisors offices, having access to computer data or otherwise).

         Because of their lack of involvement in day to day recommendations of purchases and sales of securities for investment company portfolios, an Officer of an Investment Company is not considered an Advisory Person or Investment Company Person subject to this Code unless such Officer is an Employee of Boston Advisors (or of any company in a Control relationship to Boston Advisors).

         "BENEFICIAL OWNERSHIP" is defined as: a direct or indirect "pecuniary" interest" that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. The term "pecuniary interest" in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Security whether or not the Security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of SEC rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

         -        Ownership of a Security by your spouse or minor children;

         - Ownership of a Security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

         - Your share ownership, partnership interest or similar interest in the portfolio Securities held by a corporation, general or limited partnership or similar entity you control;

         - Your right to receive dividends or interest from a Security even if that right is separate or separable from the underlying Securities; or

         - Your right to acquire a Security through the exercise or conversion of a "derivative."

In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the Securities and transactions of the other. NOTE : one is presumed to have a Beneficial Ownership in any Security held by family members who share a household. In certain unusual cases this presumption will not apply if the Designated Officer determines, based on all of the relevant facts, that the attribution of these family member's Security transactions to you is not applicable. However, you must have the Designated Officer make that determination in advance. In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the Securities and transactions of the other.

         "CONTROL" means the power to exercise a controlling influence over the management or policies of Boston Advisors, unless such power is solely the result of an official position with Boston Advisors. Ownership of 25% or more of a company's voting stock is presumed to give the holder control of the company.

         "EMPLOYEE" means a person who is on Boston Advisors' payroll or other person who has been given notice that they are considered an Employee for purposes of this Code.

         "FAMILY MEMBER" means your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law).

         "INITIAL PUBLIC OFFERING" means an "initial public offering" as defined from time to time in Rule 17j-l under the 1940 Act. Currently, this means any offering of Securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

         "INVESTMENT COMPANY" means any Investment Company registered as such under the 1940 Act (i.e., a "mutual fund") and for which Boston Advisors serves as investment adviser or sub adviser including the series of Boston Advisors Trust, the Lebenthal Funds, The Enterprise Group of Funds and The Diversified Investors Funds.

         "INVESTMENT COMPANY EMPLOYEE" means all portfolio managers of Boston Advisors and other Advisory Persons who assist the portfolio managers in making and implementing investment decisions for an Investment Company client of Boston Advisors, or who have access to such investment decision because they are otherwise involved in the management or administration of such Investment Company. A person is considered an Investment Company Employee only as to those client accounts or types of client accounts as to which the Designated Officer designates him or her as such. As to other accounts, he or she is simply an Employee. The Designated Officer shall maintain a list of Investment Company Employee and no Employee shall be an Investment Company Employee until the Designated Officer at such status has advised them.

         Because of their lack of involvement in day to day recommendations of purchases and sales of securities for investment company portfolios, an Officer of an Investment Company is not considered an Advisory Person or Investment Company Person subject to this Code unless such Officer is an Employee of Boston Advisors (or of any company in a Control relationship to Boston Advisors).

         "MATERIAL INFORMATION" generally means information that a reasonable investor would consider important in making an investment decision. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Information dealing with the following subjects is likely to be found material in particular situations:

         - proposals; plans or agreements (even if preliminary in nature) involving mergers, acquisitions;

         - divestitures, recapitalizations and purchases or sales of substantial assets;

         -        earnings results or changes in earnings estimates;

         - major changes in management; changes in dividends; changes in debt ratings; public offerings;

         -        significant litigation or government agency investigations;
                  liquidity problems;

         - pending statistical reports (e.g., consumer price index, money supply and retail figures, interest rate developments).

         Material Information may also relate to the market for a company's Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material. Similarly, pre-publication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal's "Heard on the Street" column.

         Material Information may be positive or adverse. If a lawsuit is brought alleging that insider trading occurred, the benefit of hindsight may be introduced in a proceeding to argue that the information was material. Accordingly, when in doubt about whether particular Nonpublic Information is material, please exercise extreme caution. Consult a Designated Officer or the Advest Group, Inc. legal department before making a decision to disclose such information or to trade in or recommend Securities to which that information relates.

         "NONPUBLIC INFORMATION" means information that has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. To show that information is public, you should be able to point to some fact showing that it is widely disseminated; i.e., publication in daily newspapers, or disclosure in widely circulated public disclosure documents. Even when there has been public disclosure of information you learned about before its public disclosure, you generally must wait until public investors absorb the information before you can treat the information as public. Nonpublic Information may include:

         - information available to a select group of analysts or brokers or institutional investors;

         - undisclosed facts that are the subject of rumors, even if the rumors are widely circulated;

         - information that has been entrusted to a Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

If you have questions of as to the materiality of information or whether information is Nonpublic call the Designated Officer or the Advest Group, Inc. legal department or assume that the information is "Nonpublic" and therefore it is confidential.

         "PRIVATE PLACEMENT TRANSACTION" means a "limited offering" as defined from time to time in Rule 17j-l under the 1940 Act. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act.

         "DESIGNATED OFFICER" means Donna McAdam or such other officer or Employee of Boston Advisors designated from time to time by Boston Advisors to receive and review reports of purchases and sales by Employees, and to address issues of personal trading. "Alternate Designated Officer(s)" means the Employee or Employees of Boston Advisors designated from time to time by Boston Advisors to receive and review reports of purchases and sales, and to address issues of personal trading, by the Designated Officer, and to act for the Designated Officer in the absence of the Designated Officer.

         "A SECURITY" means any type of equity or debt instrument (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a Security (such as certificates of participation, depository receipts, put and call options, warrants, convertible Securities and Securities indices), EXCEPT that SECURITY for purpose of the Code does not include:

         - Shares of registered open-end investment companies (mutual funds), including exchange traded open-end funds ("ETFs");

         -        U.S. Government Securities;

         -        Bankers' acceptances, bank certificates of deposit;

         -        Commercial paper;

         -        Repurchase agreements; or

         -        Other money market instruments.

Explanatory Note: Shares of closed-end funds, municipal obligations and Securities issued by agencies and instrumentalities of the U.S. Government (e.g., GNMA obligations) are Securities.

         A Security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.